SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE

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MERCER FUNDS
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MERCER FUNDS

Mercer Emerging Markets Equity Fund

99 High Street

Boston, Massachusetts 02110

November 22, 2016

Dear Shareholder:

We are pleased to notify you of a change involving the Mercer Emerging Markets Equity Fund (the “Fund”), a series of Mercer Funds (the “Trust”). Specifically, the Board of Trustees of the Trust (the “Board”) has approved a new subadvisory agreement between Mercer Investment Management, Inc., the Fund’s investment advisor (“Mercer” or the “Advisor”), and KBI Global Investors (North America) Ltd (previously known as Kleinwort Benson Investors International Ltd. (“KBI” or the “Subadvisor”).

KBI has served as a Subadvisor for the Fund since April 23, 2012. Due to a change in the ownership of KBI, effective September 1, 2016, the prior Subadvisory Agreement between KBI and the Advisor, on behalf of the Fund (the “Prior KBI Subadvisory Agreement”), was terminated, and the Board approved a new Subadvisory Agreement (the “New KBI Subadvisory Agreement”) to replace the Prior KBI Subadvisory Agreement. The New KBI Subadvisory Agreement is essentially identical to the Prior KBI Subadvisory Agreement in all material respects.

It is anticipated that this change will not have any effect on the services provided to the Fund by KBI and that KBI will continue to manage its allocated portion of the Fund’s portfolio as KBI had done under the Prior KBI Subadvisory Agreement. The New KBI Subadvisory Agreement became effective as of September 1, 2016. I encourage you to read the attached Information Statement, which provides, among other information, details regarding the New KBI Subadvisory Agreement and a discussion of the factors that the Board considered in approving the implementation of the New KBI Subadvisory Agreement.

Sincerely,

Richard L. Nuzum, CFA
Trustee, President, and Chief Executive Officer
Mercer Funds

MERCER FUNDS

Mercer Emerging Markets Equity Fund

99 High Street

Boston, Massachusetts 02110

Information Statement

This Information Statement (the “Statement”) is being furnished on behalf of the Board of Trustees (the “Board”) of Mercer Funds (the “Trust”) to inform shareholders of the Mercer Emerging Markets Equity Fund (the “Fund”) about a recent change related to the Fund’s contractual arrangements with. KBI Global Investors (North America) Ltd (previously known as Kleinwort Benson Investors International Ltd) (“KBI” or the “Subadvisor”), one of the Fund’s Subadvisors. Specifically, due to a change in the ownership of KBI, effective September 1, 2016 (the “KBI Transaction”), the prior Subadvisory Agreement between KBI and Mercer Investment Management, Inc. (“Mercer” or the “Advisor”), the Fund’s investment advisor, on behalf of the Fund, dated March 17, 2016 (the “Prior KBI Subadvisory Agreement”), was terminated.

The Board approved the new Subadvisory Agreement dated September 1, 2016 (the “New KBI Subadvisory Agreement”) to replace the Prior KBI Subadvisory Agreement. The New KBI Subadvisory Agreement and the Prior KBI Subadvisory Agreement are identical in all material respects. The New KBI Subadvisory Agreement was approved by the Board upon the recommendation of Mercer, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC”), dated December 28, 2005 (the “Exemptive Order”), issued to the Trust and the Advisor.

This Statement is being mailed on or about November 23, 2016 to shareholders of record of the Fund as of October 31, 2016.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE NOT REQUESTED TO SEND US A PROXY.

INTRODUCTION

Mercer is the investment advisor to the series of the Trust, including the Fund. The Advisor uses a “manager of managers” approach in managing the assets of the Trust’s series. This approach permits Mercer to hire, terminate, or replace subadvisors that are unaffiliated with the Trust or the Advisor, and to modify material terms and conditions of subadvisory agreements relating to the management of the series. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment advisor (or as a subadvisor) to the mutual fund. The Trust and the Advisor have obtained the Exemptive Order, which permits the Trust and the Advisor, subject to certain conditions and approval by the Board, to hire and retain unaffiliated subadvisors and to modify subadvisory arrangements with unaffiliated subadvisors without shareholder approval. Under the Exemptive Order, the Advisor may act as a manager of managers for some or all of the series of the Trust, and the Advisor supervises the provision of portfolio management services to the series by various subadvisors.

The Exemptive Order allows the Advisor, among other things, to: (i) continue the employment of a current subadvisor after events that would otherwise cause an automatic termination of a subadvisory agreement with the subadvisor, and (ii) reallocate assets among current or new subadvisors. The Advisor has ultimate responsibility (subject to oversight by the Board) to supervise the subadvisors and recommend the hiring, termination, and replacement of the subadvisors to the Board.

Due to the change in ownership of KBI, which resulted in a change in control of KBI, the Prior KBI Subadvisory Agreement was assigned for purposes of the 1940 Act. Because the assignment caused the automatic termination of the Prior KBI Subadvisory Agreement, consistent with the terms of the Exemptive Order, the Board, including a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or the Advisor (the “Independent Trustees”), at the Board meeting held on June 16-17, 2016, approved the New KBI Subadvisory Agreement between the Advisor, on behalf of the Fund, and KBI. KBI is independent of the Advisor and discharges its responsibilities subject to the oversight and supervision of the Advisor. The Subadvisor is paid by the Advisor and not by the Fund. There was no increase in the advisory fees paid by the Fund to the Advisor as a consequence of the New KBI Subadvisory Agreement.

The Trust and the Advisor have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that in connection with the hiring of a subadvisor, the affected series will notify the shareholders of the series of the changes. This Statement provides such notice of the changes and presents details regarding KBI and the New KBI Subadvisory Agreement.

THE ADVISOR

The Advisor, a Delaware corporation located at 99 High Street, Boston, Massachusetts 02110, serves as the investment advisor to the Fund. The Advisor is an indirect, wholly owned subsidiary of Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036. The Advisor is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Advisor is an affiliate of Mercer Investment Consulting LLC, an investment consultant with more than thirty years’ experience reviewing, rating, and recommending investment managers for institutional clients.

The Advisor provides investment advisory services to the Fund pursuant to the Investment Management Agreement, dated July 1, 2014, between the Trust and the Advisor (the “Management Agreement”). The Trust employs the Advisor generally to manage the investment and reinvestment of the assets of the Fund. In so doing, the Advisor may hire one or more subadvisors to carry out the investment program of the Fund (subject to the approval of the Board). The Advisor continuously reviews, supervises, and (where appropriate) administers the investment program of the Fund. The Advisor furnishes periodic reports to the Board regarding the investment program and performance of the Fund.

Pursuant to the Management Agreement, the Advisor has overall supervisory responsibility for the general management and investment of the Fund’s investment portfolio, and, subject to review and approval by the Board: (i) sets the Fund’s overall investment strategies; (ii) evaluates, selects, and recommends subadvisors to manage all or a portion of the Fund’s assets; (iii) when appropriate, allocates and reallocates the Fund’s assets among subadvisors; (iv) monitors and evaluates the performance of the Fund’s subadvisors; and (v) implements procedures to ensure that the subadvisors comply with the Fund’s investment objective, policies, and restrictions.

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For these services, effective as of July 1, 2016, the Fund pays the Advisor a fee calculated at an annual rate of 0.80% of assets up to $750 million, 0.78% of assets in excess of $750 million up to $1 billion and 0.73% of assets in excess of $1 billion of the Fund’s average daily net assets. (Prior to July 1, 2016, the Fund paid the Advisor a fee calculated at an annual rate of 0.80% of assets up to $750 million and 0.78% of assets in excess of $750 million of the Fund’s average daily net assets). The Advisor received advisory fees of $8,449,534 from the Fund for the fiscal year ended March 31, 2016. The aggregate compensation paid by the Advisor to all subadvisors to the Fund during the fiscal year ended March 31, 2016 was $5,565,789, representing 0.52% of the Fund’s average net assets during that period.

Several officers of the Trust are also officers and/or employees of the Advisor. These individuals and their respective positions are: Richard L. Nuzum serves as President, Chief Executive Officer, and Trustee of the Trust and as President and North America Business Leader of Mercer’s Investment Management Business; Richard S. Joseph serves as Vice President of the Trust and as Vice President and Head of US Delegated Solutions for the Advisor; Janice Desmond serves as Treasurer and Chief Financial Officer of the Trust and as Head of Fund Administration for the Advisor; Jeremiah France services as Vice President and Assistant Treasurer of the Trust and Chief Operating Officer of North American Investments for the Advisor; Scott M. Zoltowski serves as Vice President, Chief Legal Officer and Secretary of the Trust and as Global Chief Counsel-Investments for the Advisor; Colin J. Dean serves as Vice President and Assistant Secretary of the Trust and as Senior Legal Counsel-Investments of the Advisor; Stan Mavromates serves as Vice President and Chief Investment Officer of the Trust and as Vice President and Chief Investment Officer of the Advisor; Manny Weiss serves as Vice President of the Trust and as Vice President and Portfolio Manager of the Advisor; John Johnson serves as Vice President of the Trust and as Vice President and Portfolio Manager of the Advisor; Larry Vasquez serves as Vice President of the Trust and as Vice President and Portfolio Manager of the Advisor; and Robert Phay serves as Vice President and Chief Compliance Officer of the Trust and as Chief Compliance Officer of the Advisor. The address of each executive officer of the Trust, except for Mr. Nuzum, is 99 High Street, Boston, Massachusetts 02110. Mr. Nuzum’s address is 1166 Avenue of the Americas, New York, New York 10036.

KBI GLOBAL INVESTORS (NORTH AMERICA) LTD

KBI Global Investors (North America) Ltd (previously known as Kleinwort Benson Investors International Ltd) is located at 3rd Floor, 2 Harbourmaster Place, IFSC, Dublin 1, Ireland. KBI is registered as an investment adviser with the SEC under the Advisers Act. Prior to September 1, 2016, KBI was a subsidiary of BHF Kleinwort Benson Group SA (“BHFKB”). Effective as of September 1, 2016, a controlling interest in KBI was acquired by Amundi Asset Management, resulting in a change of control event for KBI. Previously, effective as of January 13, 2016, a controlling interest in BHFKB had been acquired by Oddo & Cie (“Oddo”), a French investment banking and capital management firm. Effective January 19, 2016, a controlling interest in BHFKB also had been acquired by Fosun International (“Fosun”). These acquisitions resulted in two separate change of control events for KBI (the “January Acquisitions”). As a result of the

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January Acquisitions, the Board approved an interim KBI Subadvisory Agreement (the “Interim KBI Subadvisory Agreement”) at a meeting held on January 28, 2016, and the Board replaced the Interim KBI Subadvisory Agreement with the Prior KBI Subadvisory Agreement, approved at a Board meeting held on March 17-18, 2016. The Interim KBI Subadvisory Agreement and Prior Subadvisory Agreement had replaced the initial KBI subadvisory agreement, which was initially approved by the Board at a meeting held in September 2011, and KBI has managed its allocated portfolio of the Fund since April 23, 2012.

As indicated above, KBI is paid by the Advisor and not by the Fund. There has been no increase in the advisory fees paid by the Fund to the Advisor as a consequence of the New KBI Subadvisory Agreement. The fees paid by the Advisor to KBI depend upon the fee rates negotiated by the Advisor. In accordance with procedures adopted by the Board, a Subadvisor to the Fund may affect portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable laws.

KBI serves as an investment advisor or subadvisor for the registered investment companies listed below, which have investment objectives similar to the Fund’s investment objective.

Name	Assets as of September 30, 2016 (in millions)	Annual Advisory Fee Rate (as a % of average daily net assets)
Virtus Emerging Markets Equity Income Fund
	US $31.0	0.53%

SEI SIIT Emerging Markets Equity*
	US $156.0	0.45%

SEI SIT Emerging Market Equity*
	US $221.0	0.45%
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The names and principal occupations of the principal executive officers of KBI are listed below. The address of each principal executive officer, as it relates to the person’s positions with KBI, is 3rd Floor, 2 Harbourmaster Place, IFSC, Dublin 1, Ireland.

Name	Principal Occupation
Michael Sean. Hawkshaw	Chief Executive Officer

Noel O’Halloran	Chief Investment Officer

Derval Murray	Chief Compliance Officer

Gerard D. Solan	Chief Financial Officer and Chief Operating Officer

Geoff Blake	Head of Business Development and Client Servicing

THE NEW KBI SUBADVISORY AGREEMENT

The New KBI Subadvisory Agreement was approved by the Board at the Meeting which was called, among other reasons, for the purpose of considering and approving the New KBI Agreement. Continuance of the New KBI Subadvisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The New KBI Subadvisory Agreement provides that it will terminate automatically in the event of its assignment, except as provided otherwise by any rule, exemptive order issued by the SEC, or no-action letter provided or pursuant to the 1940 Act, or upon the termination of the Management Agreement.

The terms of the New KBI Subadvisory Agreement and the terms of the Prior KBI Subadvisory Agreement are identical in all material respects, including the fees that are payable to KBI by Mercer, and the services that KBI is required to provide in managing its allocated portion of the Fund. The New KBI Subadvisory Agreement provides that KBI, among other duties, will make all investment decisions for KBI’s allocated portion of the Fund’s investment portfolio. KBI, subject to the supervision of the Board and the Advisor, will continue to conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of the Subadvisor’s allocated portion of the Fund’s assets.

The New KBI Subadvisory Agreement provides for KBI to be compensated based on the average daily net assets of the Fund allocated to the Subadvisor. KBI is compensated from the fees that the Advisor receives from the Fund. KBI generally will pay all expenses it incurs in connection with its activities under the New KBI Subadvisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

The New KBI Subadvisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), or the Advisor, or (ii) KBI, on not less than ninety (90) days’ written notice to the Advisor and the Trust.

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BOARD OF TRUSTEES’ CONSIDERATIONS

At the Meeting, the Board, including all of the Independent Trustees, considered and approved the New KBI Subadvisory Agreement. In considering the approval of the New KBI Subadvisory Agreement, the Independent Trustees considered the information and materials from the Advisor and counsel that included, as to KBI and the Fund: (i) the New KBI Subadvisory Agreement; (ii) information regarding the process by which the Advisor had initially reviewed, selected, and recommended KBI for the Board’s approval, and the Advisor’s rationale for continuing to retain KBI as a Subadvisor following the closing of the KBI Transaction; (iii) the nature, extent, and quality of the services that KBI has previously provided to the Fund; (iv) the investment management business, portfolio management personnel, operations, prior investment experience, and reputation of KBI and the effect that the KBI Transaction may have on KBI’s business and operations; (v) KBI’s brokerage and trading policies and practices; (vi) the level of subadvisory fees charged by KBI for its services to the Fund, and a comparison of those fees to other accounts that KBI manages; (vii) a summary of KBI’s compliance program; (viii) information regarding KBI’s historical performance returns managing its allocated portion of the Fund’s portfolio and investment mandates similar to the Fund’s investment mandate, and a comparison of such performance to a relevant index; and (ix) the financial condition of KBI before and after the KBI Transaction. In addition, the Independent Trustees considered presentations made by, and discussions held with, representatives of the Advisor.

The Independent Trustees considered and analyzed factors that the Independent Trustees deemed relevant with respect to KBI, including: the nature, extent, and quality of the services to be provided to the Fund by KBI following the KBI Transaction; KBI’s management style and investment decision-making process; KBI’s historical performance record managing investment products similar to the Fund; the qualifications and experience of the members of KBI’s portfolio management team; and KBI’s staffing levels and overall resources. The Independent Trustees also took into consideration the nature and extent of the oversight duties performed by the Advisor in connection with each of the Subadvisors, which includes extensive management and compliance due diligence with respect to the management and operations of each of the Subadvisors. Additionally, the Independent Trustees received assistance and advice regarding legal and industry standards in connection with their duties and responsibilities when approving investment advisory agreements and reviewed materials supplied by their independent legal counsel.

In particular, and as to KBI, the Board, including all of the Independent Trustees, considered the following factors:

(a) The nature, extent, and quality of the services to be provided by KBI. The Independent Trustees reviewed the nature, extent, and quality of the services that have been previously provided by KBI to the Fund under the Prior KBI Subadvisory Agreement and that are proposed to be provided by KBI to the Fund under the New KBI Subadvisory Agreement. The Independent Trustees considered: (i) KBI’s organization, history, reputation, qualification and background, as well as the qualifications of its personnel; (ii) its expertise in providing portfolio management services to the Fund and other similar investment portfolios and the performance history of the Fund and those other portfolios; (iii) its investment strategy for the Fund; (iv) its performance relative to comparable mutual funds and unmanaged indices; and (v) its compliance program. The Independent Trustees also considered the review process undertaken by the

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Advisor and the Advisor’s favorable assessment of the nature and quality of the subadvisory services provided and expected to be provided to the Fund by KBI following the KBI Transaction. The Independent Trustees also noted that the executive and portfolio management teams of KBI were expected to stay in place after the KBI Transaction. The Independent Trustees also considered the Advisor’s representations regarding the high level of service that continued to be provided by KBI following the January Acquistions. The Independent Trustees concluded that the Fund and its shareholders would continue to benefit from the quality and experience of KBI’s investment professionals and the qualifications of its investment professionals. Based on their consideration and review of the foregoing information, the Independent Trustees concluded that the nature, extent and quality of the subadvisory services provided by KBI under the Prior KBI Subadvisory Agreement, as well as KBI’s ability to render such services based on its experience, operations and resources, were adequate and appropriate for the Fund in light of the Fund’s investment objective, and supported a decision to approve the New KBI Subadvisory Agreement. Based on their consideration and review of the foregoing information, the Independent Trustees concluded that the nature, extent, and quality of the subadvisory services anticipated to be provided by KBI following the KBI Transaction, as well as KBI’s ability to render such services based on KBI’s experience, operations, and resources, were appropriate for the Fund, in light of the Fund’s investment objective, and the mandate relating to the allocated portion of the Fund’s investment portfolio that KBI would continue to manage.

(b) Comparison of the services to be rendered and fees to be paid to KBI under other advisory and subadvisory contracts, such as those with other clients. The Independent Trustees discussed the services that would be rendered by KBI and evaluated the compensation to be paid to KBI by the Advisor for those services. The Independent Trustees considered the fees payable under the New KBI Subadvisory Agreement, noting that the proposed fee would be paid by the Advisor, and not the Fund, and, thus, would not impact the fees paid by the Fund. The Independent Trustees concluded that the proposed level of fees to be paid to KBI by the Advisor with respect to the assets allocated to KBI in its capacity as subadvisor was supported by the services that were expected to be provided by KBI. The Independent Trustees noted that the services that KBI would furnish to the Fund appeared to be comparable to the services that KBI currently provides to its other advisory and subadvisory clients having similar investment strategies. The Independent Trustees also considered that the fees agreed to by KBI were the result of an arm’s length bargain negotiated by unaffiliated parties and would remain the same after the KBI Transaction.

The Independent Trustees considered the review, selection, and due diligence process employed by the Advisor in determining to recommend that KBI continue to serve as a Subadvisor to the Fund following the KBI Transaction, and the Advisor’s reasons for concluding that the subadvisory fees to be paid by the Advisor to KBI for its services to the Fund were reasonable. The Independent Trustees emphasized in their discussions that the subadvisory fees of KBI would be paid by the Advisor, and were not additional fees to be borne by the Fund or its shareholders. Based on their discussion, the Independent Trustees concluded that, in light of the nature, quality, and extent of the services to be provided, the proposed level of fees to be paid to KBI with respect to the assets of the Fund allocated to KBI was supported by the services that were expected to be provided by KBI. The Independent Trustees also considered the potential “fallout” or ancillary benefits that may accrue to KBI from its relationship with the Fund and concluded that they were reasonable.

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The Independent Trustees recognized that, because the subadvisory fees would be paid by the Advisor, and not the Fund, an analysis of economies of scale and profitability was more appropriate in the context of the Board’s consideration of the Management Agreement with the Advisor. In addition, since the fees to be paid to KBI were the result of arm’s length bargaining between unaffiliated parties, and given the Advisor’s economic incentive to negotiate a reasonable fee, the potential profitability of KBI was not considered relevant to the Independent Trustees’ deliberations. The Independent Trustees took note of the Advisor’s explanation that the recommendation that KBI continue to serve as a Subadvisor to the Fund following the KBI Transaction was not affected by the impact that the appointment would have on the Advisor’s revenues and profitability, and recalled that the Advisor had demonstrated that the appointment of KBI was not expected to result in any change in the level of profitability of the Advisor, which had been reported to and reviewed by the Independent Trustees. On the basis of these considerations, the Independent Trustees concluded that, in light of the nature, extent, and quality of the services expected to be provided by KBI and the proposed fees to be paid to KBI by the Advisor for managing its allocated portion of the Fund following the KBI Transaction, the potential benefits accruing to KBI as a result of continuing to serve as a Subadvisor to the Fund were reasonable in relation to the services that were expected to be provided by KBI to the Fund.

(c) Investment performance of the Fund and KBI. The Independent Trustees considered KBI’s prior investment performance in managing its allocated portion of the Fund’s portfolio as a factor in evaluating the New KBI Subadvisory Agreement. The Independent Trustees also considered the Advisor’s conclusions, and the reasons supporting the Advisor’s conclusions, that the performance record of KBI supported the approval of the New KBI Subadvisory Agreement.

Conclusion. Following consideration of the foregoing factors, it was reported that no single factor was determinative to the Independent Trustees’ decisions. Based on these factors, along with the determination of the Advisor at the conclusion of its review, selection, and due diligence process to recommend KBI to continue to serve as a Subadvisor to the Fund, and such other matters as were deemed relevant, the Independent Trustees concluded that the proposed fee rate for KBI was supported by the services that were expected to be provided to the Fund following the KBI Transaction. As a result, the Independent Trustees concluded that the approval of the New KBI Subadvisory Agreement was in the best interests of the Fund and its shareholders and approved the New KBI Subadvisory Agreement.

GENERAL INFORMATION

Administrative and Accounting Services

State Street Bank and Trust Company (the “Administrator”), located at 1 Heritage Drive, North Quincy, Massachusetts 02171, serves as the administrator of the Fund. The Administrator performs various services for the Fund, including fund accounting, daily and ongoing maintenance of certain Fund records, calculation of the Fund’s net asset value, and preparation of shareholder reports.

The Advisor provides certain internal administrative services to the Class S, Class Y-1 and Class Y-2 shares of the Fund, for which the Advisor is entitled to receive a fee of 0.15%, 0.10%, and 0.05% of the average daily net assets of the Class S, Class Y-1, and Class Y-2 shares, respectively. For the fiscal year ended March 31, 2016, the Fund did not pay any fees to the Advisor for internal administrative services.

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Principal Underwriting Arrangements

MGI Funds Distributors, LLC (the “Distributor”), located at 899 Cassatt Road, Berwyn, Pennsylvania 19312, is a Delaware limited liability company that is a wholly-owned subsidiary of Foreside Distributors, LLC. The Distributor acts as the principal underwriter of each class of shares of the Fund under an Underwriting Agreement with the Fund. The Underwriting Agreement requires the Distributor to use its best efforts, consistent with its other businesses, to sell shares of the Fund.

Payments to Affiliated Brokers

For the fiscal year ended March 31, 2016, the Fund did not pay any commissions to affiliated brokers.

Record of Beneficial Ownership

As of October 31, 2016, the Fund had 143,406,085.944 total shares outstanding, and Mercer Collective Trust - Mercer Emerging Markets Equity Portfolio held 85,281,999.054 shares, representing 59.5% of the Fund’s total shares outstanding and Mercer Investment Management FBO Mercer Emerging Markets Fund held 43,422,462.404 shares representing 30.3% of the Fund’s total shares outstanding.

SHAREHOLDER REPORTS

Additional information about the Fund’s investments is available in the Fund’s annual and semi-annual reports to shareholders. In the Fund’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year. A copy of the Fund’s most recent annual report to shareholders and the most recent semi-annual report to shareholders may be obtained, without charge, by calling your plan administrator or recordkeeper or financial advisor, or by calling the Trust toll-free at 1-888-887-0619.

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